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                                                                   EXHIBIT 10(f)


For 1996, the Company has instituted an Incentive Compensation Plan which will align your and other Senior Management compensation with Shareholder interests through fixed salaries plus cash bonuses and option grants tied to pre-set objective performance goals. The Plan will be reviewed year to year for fairness and objectivity by the Compensation Committee of the Board of Trustees.

Details of the Incentive Compensation Plan are as follows:

         1. Your base salary will be fixed at the 1996 level, subject only to merit, cost of living increases and promotions and/or material changes in responsibility.

         2. Cash bonuses will be paid only if WRIT's FFO per share grows by at least 5% in the year in question. When this minimum threshold is achieved, a bonus pool will be created as follows:

                 A. If the growth in FFO per share is less than 7%, then 8% of the growth in FFO per share will go into the bonus pool, but in no event will this bonus pool exceed an amount which would cause the FFO per share growth, net of the bonus pool, to be less than 5%.

                 B. If the growth in FFO per share is greater than 7%, then 8% of the first 7% of the growth in FFO per share, plus 15% of the growth in FFO per share in excess of 7% will go into the bonus pool.

                 C. Senior Management and selected middle management will share the bonus pool pro-rata based on their salaries.

         3. Senior Management and selected middle management will receive option grants equal to the total of their salary and cash bonus divided by the exercise price i.e., the average of the high and low WRIT stock price on the date of the grant. The first $100,000 of this total salary and cash bonus will result in Qualified Option Grants with the balance being Non
                 Qualified Option Grants.  All Options will be subject to
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                 the terms of the Writ Qualified and Non Qualified Stock Option
                 Plans which are currently being revised and will be provided to you shortly.

         4. Plan Participants must remain in WRIT'S employ through the end of the calendar year to receive their bonus and stock options.

         5. Additional subjective bonuses may, at the discretion of the President/CEO, be granted to non-Plan participants for extraordinary performance and these bonuses, if any, will reduce the bonus pool to be shared by Plan participants.

Should you have any questions regarding the Plan, please direct them to me.